EXHIBIT 99.1

News Release dated November 10, 2011

NEWS RELEASE

New Western Energy Corp. signs agreement with Petroleum Energy Management Co. to oversee operations at the Glass Lease

November 9, 2011, Irvine, Calif. --New Western Energy Corp. (Pink Sheets: NWTR), an independent energy company engaged in the development, production and exploration of oil, gas and other minerals in North America, today announced that it has signed an operating agreement with Petroleum Energy Management Co. ("PEMCO") to oversee operations at the Company's Glass Lease.

New Western Energy owns a 75 percent net working interest in the Glass Lease, a 120-acre, 14-well project in Rogers County, Oklahoma. Several wells on the property began producing oil in mid-2009, and are still in production.

"PEMCO's extensive experience as an operator is a tremendous asset to the Company," said Javan Khazali, President of New Western Energy Corp. "We are working diligently with PEMCO to fully develop our assets in Rogers County, and assess new opportunities for growth in the region."

PEMCO was formed in 2004 to work within the mid-continent marginal well market. PEMCO's team is comprised of oil and gas industry veterans with 65-years of combined experience in petroleum geology and engineering, well stimulation, drilling, and oil recovery. PEMCO also works with its clients to manage day-to-day operations of leases, develop growth strategies, and evaluate potential acquisition opportunities.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Javan Khazali

President

(949)435-0977